                                                                      Exhibit 12


                  NEXTEL COMMUNICATIONS INC. AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                                                                            YEAR ENDED DECEMBER 31,
                                                                 1995    1996    1997       1998     1999
                                                                -----   -----   -------   -------   -------
Loss from continuing operations before income tax benefit       $(532)  $(863)  $(1,309)  $(1,711)  $(1,298)

Add:
  Fixed charges                                                   164     286       487       766       993

Less:
  Interest capitalized                                             31      33        43        55        46

Less:
Equity in losses of unconsolidated affiliates                      -      (11)      (13)      (12)      (73)
  Losses attributable to minority interests                        -       -          3        17        19
                                                                -----   -----   -------   -------   -------
Earnings as adjusted                                            $(399)  $(599)  $  (855)  $(1,005)  $  (297)
                                                                =====   =====   =======   =======   =======

Fixed charges:
  Interest expense on indebtedness (including amortization of
     debt expense and discount and interest capitalized)        $ 146   $ 261   $   451   $   711   $   924
  Portion of rent expense representative of interest (30%)         18      25        36        55        69
                                                                -----   -----   -------   -------   -------
Fixed charges                                                  $  164  $  286   $   487   $   766   $   993
                                                               ======  ======   =======   =======   =======

Ratio of earnings to fixed charges                              (2.43)  (2.09)    (1.76)    (1.31)    (0.30)
                                                               ======  ======   =======   =======   =======
Deficiency oF earnings to cover fixed charges                  $  563  $  885   $ 1,342   $ 1,771   $ 1,290
                                                               ======  ======   =======   =======   =======
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